Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-232895

May 18, 2022

€1,000,000,000

PPG INDUSTRIES, INC.

1.875% Notes due 2025

2.750% Notes due 2029

Issuer:	PPG Industries, Inc.	PPG Industries, Inc.

Title of Securities:	1.875% Notes due 2025	2.750% Notes due 2029

Long-Term Debt Ratings*:	A3/BBB+/A- (Stable/Stable/Negative) (Moody’s/S&P/Fitch)	A3/BBB+/A- (Stable/Stable/Negative) (Moody’s/S&P/Fitch)

Format:	SEC Registered	SEC Registered

Principal Amount Offered:	€300,000,000	€700,000,000

Trade Date:	May 18, 2022	May 18, 2022

Settlement Date (T+5)**:	May 25, 2022	May 25, 2022

Maturity Date:	June 1, 2025	June 1, 2029

Exchange Listing:	PPG Industries, Inc. intends to apply to list the Notes on the New York Stock Exchange.	PPG Industries, Inc. intends to apply to list the Notes on the New York Stock Exchange.

Price to Public:	99.741% of the principal amount offered	99.735% of the principal amount offered

Coupon:	1.875% per annum	2.750% per annum

Yield to Maturity:	1.964%	2.792%

Spread to Benchmark Security:	OBL + 145.1bps	DBR + 190.2 bps

Benchmark Security:	OBL 0% due April 11, 2025 #181	DBR 0.25% due February 15, 2029

Benchmark Security Spot and Yield:	98.53%; 0.513%	95.83%; 0.890%

Mid-Swap Yield	1.214%	1.592%

Spread to Mid-Swap	75 bps	120 bps

Interest Payment Date:	June 1 of each year, commencing on June 1, 2023	June 1 of each year, commencing on June 1, 2023

Make-Whole Call:	Prior to May 1, 2025 (the date that is one month prior to maturity), the greater of par or make-whole at the applicable Comparable Government Bond Rate (as defined in the prospectus supplement) plus 25 bps	Prior to April 1, 2029 (the date that is two months prior to maturity), the greater of par or make-whole at the applicable Comparable Government Bond Rate (as defined in the prospectus supplement) plus 30 bps

Par Call:	On or after May 1, 2025	On or after April 1, 2029

CUSIP/ISIN/Common Code:	693506 BV8 / XS2484339499 / 248433949	693506 BW6 / XS2484340075 / 248434007

Day Count Convention:	Actual / Actual (ICMA)	Actual / Actual (ICMA)

Joint Book-Running Managers:	BNP Paribas J.P. Morgan Securities plc Citigroup Global Markets Limited MUFG Securities EMEA plc PNC Capital Markets LLC	BNP Paribas J.P. Morgan Securities plc Citigroup Global Markets Limited MUFG Securities EMEA plc PNC Capital Markets LLC

Senior Co-Managers:

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Deutsche Bank AG, London Branch

Goldman Sachs & Co. LLC

HSBC Bank plc

Intesa Sanpaolo S.p.A.

Merrill Lynch International

Mizuho International plc

SMBC Nikko Capital Markets Limited

Société Générale

The Toronto-Dominion Bank

UniCredit Bank AG

U.S. Bancorp Investments, Inc.

Wells Fargo Securities International Limited

Banco Bilbao Vizcaya Argentaria, S.A.

Banco Santander, S.A.

Deutsche Bank AG, London Branch

Goldman Sachs & Co. LLC

HSBC Bank plc

Intesa Sanpaolo S.p.A.

Merrill Lynch International

Mizuho International plc

SMBC Nikko Capital Markets Limited

Société Générale

The Toronto-Dominion Bank

UniCredit Bank AG

U.S. Bancorp Investments, Inc.

Wells Fargo Securities International Limited

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Huntington Securities, Inc.

ICBC Standard Bank Plc

Morgan Stanley & Co. International plc

Siebert William Shank & Co., LLC

Danske Bank A/S

ING Bank N.V., Belgian Branch

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

Truist Securities, Inc.

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Huntington Securities, Inc.

ICBC Standard Bank Plc

Morgan Stanley & Co. International plc

Siebert William Shank & Co., LLC

Danske Bank A/S

ING Bank N.V., Belgian Branch

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

Truist Securities, Inc.

*

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such materials and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

**

We expect to deliver the securities described herein against payment on or about the Settlement Date, which will be the fifth business day following the date of the pricing of the securities (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities prior to the date of delivery will be required, by virtue of the fact that the securities initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the securities prior to delivery should consult their own advisor.

UK MiFIR professionals/ECPs-only/No PRIIPs KID: Manufacturer target market (UK MiFIR product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) or UK PRIIPs KID has been prepared as the Notes are not available to retail investors in the EEA or in the United Kingdom.

This final term sheet supplements, and should be read in conjunction with, the issuer’s preliminary prospectus supplement dated May 18, 2022 and accompanying prospectus dated February 24, 2020.

This communication is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer to buy securities described herein can be accepted, and no part of the purchase price thereof can be received, unless the person making such investment decision has received and reviewed the information contained in the relevant prospectus in making their investment decisions. The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and accompanying prospectus related to that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at +44 (0)20-7595-8222 or J.P. Morgan Securities plc collect at +44 (0)20 7134-2468.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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